UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO SS240.13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO SS240.13d-2

                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                               A. SCHULMAN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   808194104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 30, 2016
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

        [X]     Rule 13d-1(b)
        [ ]     Rule 13d-1(c)
        [ ]     Rule 13d-1(d)

*The remainder of this cover shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 808194104                   13G                      Page 2 of 4 Pages


1.  NAME OF REPORTING PERSON
    -------------------------------------------------------------
    Channing Capital Management, LLC

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)
                                                                         (b)

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    ----------------------------------------------------------------
    10 S. LaSalle St., Suite 2401, Chicago, IL 60603

NUMBER OF                5.  SOLE VOTING POWER                        1,371,529
SHARES
BENEFICIALLY             6.  SHARED VOTING POWER                              0
OWNED BY
EACH                     7.  SOLE DISPOSITIVE POWER                   1,495,797
REPORTING PERSON
WITH                     8.  SHARED DISPOSITIVE POWER                         0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,495,797

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    (See Instructions)                                          [ ] N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.1%

12. TYPE OF REPORTING PERSON*
    IA

Cusip No. 808194104                   13G                      Page 3 of 4 Pages

Item #
1.  (a)  Name of Issuer: A. SCHULMAN, INC.

    (b)  Address of Issuer's Principal Executive Offices:
         3637 Ridgewood Road, Fairlawn, OH 44333

2.  (a)  Name of Person Filing:
         CHANNING CAPITAL MANAGEMENT, LLC

    (b)  Address of Principal Business Office for Each of the Above:
         10 S. LaSalle St., Suite 2401, Chicago, IL 60603

    (c)  Citizenship:
         U.S.

    (d)  Title of  Class of  Securities:
         COMMON

    (e)  CUSIP Number:
         808194104

3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b). The person filing is a:
    IA

Cusip No. 808194104                   13G                      Page 4 of 4 Pages

Provide the following information regarding the aggregate number of percentage of the class of securities of the issuer identified in Item 1.

4. Ownership: (a) Amount Beneficially Owned:                          1,495,797

    (b) Percent of Class:                                         5.1% (approx.)

    (c) Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote                1,371,529
        (ii)  shared power to vote or to direct the vote                      0
        (iii) sole power to dispose or to direct the disposition of   1,495,797
        (iv)  shared power to dispose or to direct the disposition of         0

5.  Ownership of Five Percent or Less of a Class:
    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

6.  Ownership of More than Five Percent on Behalf of Another Person:
    N/A

7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
    N/A

8.  Identification and Classification of Members of the Group:
    N/A

9.  Notice of Dissolution of  Group:
    N/A

10. Certification:

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              October 28, 2016
                              -----------------------
                                       Date:

                              CHANNING CAPITAL MANAGEMENT, LLC
                              -----------------------
                                     Signature

                              /S/ DANIEL HARLEY / Manager- Investment Operations
                              -----------------------
                                     Name/Title
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